Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-150788 on Form S-3 and No. 333-143065, 333-145476 and 333-152972 on Form S-8 of our reports dated March 13, 2009, relating to the consolidated financial statements of Molecular Insight Pharmaceuticals, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Financial Accounting Standards Board (“FASB”) Interpretation 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, effective January 1, 2007), and the effectiveness of Molecular Insight Pharmaceuticals, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Molecular Insight Pharmaceuticals, Inc. for the year ended December 31, 2008.
/s/ Deloitte & Touche LLP
Boston, Massachusetts
March 13, 2009